UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 18, 2016
John Bean Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

70 West Madison Street
Chicago, IL 60602
(Address of principal executive offices, including Zip Code)
(312) 861-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Forms 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 18, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of John Bean Technologies Corporation (the “Company”) approved new forms of award agreement that may be utilized for future long-term award grants under the Company’s Incentive Compensation and Stock Plan (“LTIP”). The new forms of award agreements provide the Compensation Committee with an option to define “retirement” as attaining age 62 and completing five years of service (the “Modified Retirement Definition”). The existing award agreements required employees to complete 10 years of service for their departure to qualify as a “retirement.” All other terms of the new forms of award agreements are consistent with the existing award agreements.
This will provide the Compensation Committee with the flexibility to make awards for which “retirement” requires only five years of service rather than ten on a selective basis in cases where the Company seeks to recruit or retain highly qualified individuals who can provide significant benefits and experience to JBT despite the fact that they are closer to retirement age at the time of an award.
The selective use of the Modified Retirement Definition in LTIP awards in special circumstances does not represent an overall policy change for the concept of retirement under the Company’s LTIP program and the required period of service associated with most awards granted under the LTIP. The Compensation Committee will have the discretion to determine which definition of “retirement” will apply to all future awards under the LTIP. In the event of an employee’s retirement, any unvested awards will remain outstanding after retirement and will vest on the originally scheduled vesting date, and, in the case of performance-based awards, subject to the achievement of the original performance conditions.
On February 18, 2016, the Compensation Committee made compensation awards under the LTIP with Modified Retirement Definitions to Mark K. Montague, Executive Vice President, Human Resources as follows (the performance-based RSUs are expressed as the target number of shares subject to such awards):

Name	Time-Based RSUs	Performance-Based RSUs (Target Number of Shares)
Mark K. Montague	2,076	3,114

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: February 24, 2016	By:	/s/ Megan J. Rattigan
	Name	Megan J. Rattigan
	Title	Vice President, Controller, and duly authorized officer